FIRST AMENDMENT
                                       TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                                FERRELLGAS, L.P.

                  This FIRST AMENDMENT ("Amendment") to the Agreement of Limited Partnership dated as of July 5, 1994 (the "Partnership Agreement") of Ferrellgas, L.P., a Delaware limited partnership (the "Partnership"), is made and entered into as of April ___, 1996, by and between Ferrellgas Partners, L.P., a Delaware limited partnership and the sole limited partner of the Partnership (the "Limited Partner" ) and Ferrellgas, Inc., a Delaware corporation and the sole general partner of the Partnership and the Limited Partner (the "General Partner" and, together with the Limited Partner, the "Partners").

                                    Premises

                  A. Article 10 of the Partnership Agreement prohibits the "pledge, encumbrance or hypothecation" of a Partner's
Partnership Interest.

                  B. Pursuant to the MLP Agreement, the General Partner of the Limited Partner is authorized, as described therein, to pledge the Limited Partner's Partnership Interest in the Partnership.

                  C. In accordance with the Partnership Agreement, the Partners wish to amend Article 10 thereof to conform such Article
10 to the provisions of the MLP Agreement.

                                   Agreements

                  In consideration of the premises, the Partners agree as follows:

                  1. Definitions. All capitalized terms used herein which are not otherwise defined herein shall have the meanings given to such terms in the Partnership Agreement, except to the extent that any such term is expressly amended herein.

                  2. Pledge of Partnership Interest. The definition of the term "Transfer" in Section 10.1(a) of the Partnership Agreement is hereby amended by changing the period at the end of such Section to a semicolon and adding the following clause:

         "provided, however, that the term "Transfer" shall not include the pledge, encumbrance or hypothecation by a Limited Partner of its Partnership Interest."

                  3.       Transfer of Limited Partner's Partnership Interest.
Section 10.3 of the Partnership Agreement is hereby amended by deleting the second sentence of such Section in its entirety and substituting in place thereof the following sentence:


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         "A Limited  Partner may not transfer all or any part of its Partnership
         Interest or withdraw from the Partnership except for (i) a transfer described in the immediately preceding sentence, (ii) the transfer by Ferrellgas of its Partnership Interest as a Limited Partner in the Partnership to the MLP as provided in the Contribution Agreement and contemplated by Sections 4.2 and 11.2, (iii) the forced sale or other transfer of a Limited Partner's Partnership Interest pursuant to the foreclosure of, or other realization upon, any lien resulting from the pledge, encumbrance or hypothecation of such Partnership Interest, or
         (iv) any transfer of a Limited Partner's Partnership Interest by a Person acquiring such Partnership Interest as a result of a sale or other transfer described in the immediately preceding clause (iii), or any transfer by a transferee of any such Person."

                  4. Admission of a Substituted Limited Partner. The first sentence in Section 11.3 of the Partnership Agreement is hereby amended by changing the period at the end of such Section to a semicolon and adding the following clause:

         "provided, however, that this clause (b) shall not be applicable in the case of the admission as a Limited Partner of a Person acquiring a Limited Partner's Partnership Interest as a result of a transfer described in clauses (iii) or (iv) of the second sentence of Section 10.3."

                  5. Withdrawal of the Limited Partner. Section 12.5 of the Partnership Agreement is hereby amended by deleting such
Section in its entirety and substituting in place thereof the following Section 12.5:

         "12.5 Withdrawal of a Limited Partner. A Limited Partner shall not have the right to withdraw from the Partnership without the prior consent of the General Partner, which may be granted or withheld in its sole discretion, provided, however, that immediately following a transfer of a Limited Partner's Partnership Interest permitted under Section 11.3, the transferring Limited Partner shall cease to be a Limited Partner with respect to the Partnership Interest so transferred."

                  6. Ratification of Partnership Agreement. As supplemented and amended by this Amendment, the Partnership Agreement is in all respects ratified and confirmed and the Partnership Agreement, as supplemented and amended by this Amendment, shall be read, taken and construed as one and the same instrument. All references in the Partnership Agreement to the term "Partnership Agreement" are hereby amended to constitute a reference to the Partnership Agreement, as supplemented and amended by this Amendment.


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                  7.       Governing Law.  This Amendment and the rights and
obligations of the parties under this Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware.

                  8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute the whole Amendment.

                  9. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the Partners and their respective successors and assigns.

                  10. Effective Date. This Amendment shall be effective as of the date first above written.



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                  IN WITNESS WHEREOF, the Partners have caused this Amendment to be executed and delivered on the date first above written.

                                            THE GENERAL PARTNER:

                                            FERRELLGAS, INC.


                                            By______________________________
                                              Danley K. Sheldon, Senior
                                              Vice President


                                            THE LIMITED PARTNER:

                                            FERRELLGAS PARTNERS, L.P.

                                            By     Ferrellgas, Inc., its
                                                   General Partner


                                            By_____________________________
                                              Danley K. Sheldon, Senior
                                              Vice President

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